Exhibit 10.2

[GRANT NUMBER]

SHARE UNIT AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2000 STOCK INCENTIVE PLAN

Dear [Employee Name]:
Preliminary Statement
As an employee of Comtech Telecommunications Corp. (the “Company”) or an Affiliate, pursuant to Section 11.1 of The Comtech Telecommunications Corp. 2000 Stock Incentive Plan, as amended (the “Plan”), you were granted on [Date] (the “Grant Date”), pursuant to the terms of the Plan and this Share Unit Agreement (this “Agreement”), the number of share units (the “Units”) set forth below. Each Unit represents one (1) share of the Company’s common stock, $.10 par value per share (the “Common Stock”).
The terms of the grant are as follows:
1. Grant of Units. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, on the Grant Date you were granted [#] fully vested Units (the “Award”).

2. Payment. Subject to the terms of this Agreement and the Plan, you shall receive one share of Common Stock with respect to each Unit subject to the Award within thirty (30) days following the earliest to occur of your death, Disability, Termination of Employment, or a 409A Change in Control (such date of settlement, the “Settlement Date”). For purposes of this agreement:

(a) “Disability” means a Disability as defined in Plan Section 2.14 treating the Units as being subject to Code Section 409A;

(b) “Termination of Employment” means termination of employment as defined in Section 2.56 of the Plan; and

(c) “409A Change in Control” means a Change in Control as defined under Section 14.2 of the Plan treating the Units as a deferral of compensation for purposes of Code Section 409A, except that any event that would constitute a Change in Control but would not constitute a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under Treasury Regulation Section 1.409A-3(i)(5) shall not be deemed to constitute a “409A Change in Control.”

3. Dividend Equivalents. Any cash or Common Stock dividends paid on shares of Common Stock underlying a Unit prior to the Settlement Date for such Unit shall be credited to a dividend book entry account on your behalf (any such credited amount, a “Dividend Equivalent”). Any cash Dividend Equivalents shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest. Any Dividend Equivalents with respect to cash dividends shall be paid to you in cash on the applicable Settlement Date on which the related Unit is settled. With respect to any Dividend Equivalents with respect to dividends of Common Stock, on the applicable Settlement Date on which the related Unit is settled you will be paid an amount in cash equal to the Fair Market Value of the Common Stock underlying such dividend as of the applicable Settlement Date. Prior to the payment thereof, any Dividend Equivalents will be encompassed within the term “Award” with respect to the relevant Units.

4. Detrimental Activity. In the event you engage in Detrimental Activity prior to, or during the one year period following the later of your Termination of Employment or any grant of Share Units, the Committee may direct (at any time within one year thereafter) that all of the Units (including any Dividend Equivalents credited thereupon) shall be immediately forfeited to the Company and that you shall pay over to the Company an amount equal to the amount realized from any Units or any Common Stock or Dividend Equivalents paid in connection therewith. For purposes of this Agreement, Detrimental Activity means: (a) activity while employed that results, or if known could result, in my Termination of employment for Cause (as defined below); (b) any breach of my Confidential Information and Inventions Agreement (or similar agreement) as reasonably interpreted by the Company; or (c) any breach of any other agreement between me and the Company (including, without limitation, any employment agreement) as reasonably interpreted by the Company. For purposes of the foregoing, “Cause” means Termination of employment due to my commission of a fraud or a felony in connection with my duties as an employee of the Company, willful misconduct or any act of disloyalty, dishonestly, fraud, breach of trust or confidentiality as to the Company or any other act which is intended to cause or may reasonably be expected to cause economic of reputational injury to the Company, or if my employment is governed by the terms of any employment agreement, “cause” as defined under such agreement.

5. Restriction on Transfer. The Award is not transferable other than by will or by the laws of descent and distribution. In addition, the Award shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Award shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate all or part of the Award or in the event of any levy upon the Award by reason of any execution, attachment or similar process contrary to the provisions hereof, the Award shall immediately become null and void.

6. Rights as a Stockholder. Except as otherwise specifically provided herein, you shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Award unless and until you have become the holder of record of the shares of Common Stock.

7. Provisions of Plan Control. This grant is subject to all the terms, conditions and provisions of the Plan, including, without limitation, Section 17.13 of the Plan (Section 409A of the Code) and the amendment provisions of the Plan, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board of Directors of the Company and as may be in effect from time to time. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. The Plan is incorporated herein by reference. If and to the extent that this grant conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this grant shall be deemed to be modified accordingly.

8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, NY 11747
Attention: Secretary

If to you, to the address indicated at the end of this Agreement.
9. Withholding. You shall be solely responsible for all applicable foreign, federal, state, and local taxes with respect to the Units and the payment of Common Stock thereunder; provided, however, that at any time the Company is required to withhold any such taxes, you shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time, including, if then permitted by the Company, by electing to reduce the number of shares of Common Stock otherwise then deliverable to you under this Award. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from any amounts payable to you, including, but not limited to, the right to withhold shares otherwise deliverable to you under this Award. If the Company has announced that it will withhold shares in the absence of alternative arrangements, you must make arrangements for such alternative payment (if you wish to do so) either 60 days in advance of the applicable tax date or at a time when you are not otherwise precluded from trading Common Stock under the Company’s insider trading policies (unless otherwise determined by the Company). For clarity, the Company will not withhold, or permit you to require that the Company withhold, taxes in excess of the statutory minimums (e.g., federal, state and local taxes, including payroll taxes) and the Company, as a matter of practice, will not withhold taxes in excess of statutory minimums. If a taxing authority or jurisdiction has multiple statutory withholding rates to choose from, the lowest withholding rate must be withheld.

10. Securities Representations. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which such shares may then be listed. As a condition to the settlement of the Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The shares of Common Stock are being issued to you and this Agreement is being made by the Company in reliance upon the following express representations and warranties. You acknowledge, represent and warrant that:

(a)    you have been advised that you may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on your representations set forth in this section.
(b)    If you are deemed to be an affiliate within the meaning of Rule 144 of the Act, the shares of Common Stock issued to you must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”).
(c)    If you are deemed to be an affiliate within the meaning of Rule 144 of the Act, you understand that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sales of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

11. Right to Terminate Employment. Neither the Plan nor the grant of the Award hereunder shall impose any obligations on the Company or an Affiliate and/or the stockholders of the Company to retain you as an employee, nor shall it impose any obligation on your part to remain as an employee of the Company or an Affiliate.

12. ERISA; Claims Procedures. You acknowledge and agree that you are a member of a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Subject to the six-month delay applicable to “specified employees” within the meaning of Code Section 409A(a)(2)(B) as set forth in Section 17.13(b)(i) of the Plan, the provisions of the U.S. Department of Labor Regulations Section 2560.503-1 governing claims procedures shall apply to any disputes relating to this Award.

13. Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept” button below you agree (i) to enter into this Agreement electronically, and (ii) to the terms and conditions of the Agreement. Until you select the “Accept” button below, this Award shall not be effective and if you do not select the “Accept” button within 14 days from the date the Agreement is made available to you electronically this Award shall be null and void.